UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2006
Date of Report (Date of earliest event reported)

HOMELAND SECURITY NETWORK, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-15216	86-0892913
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 N. Coit Road, Suite 1200, Richardson, Texas	75080
(Address of principal executive offices)	(Zip Code)

(214) 618-6400
(Registrant's Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) On December 30, 2006, the Company's Board of Directors appointed Roy Pardini to the Board of Directors of the  Company. Mr. Pardini’s accepted appointment as a member of the Company’s Board of Directors commenced on  December 30, 2006. Mr. Pardini, age 60, has served in various positions with the Company. The positions included  Vice President, Vice President of Marketing and a prior member of the Company’s Board of Directors from 10/02 to  06/04.

(b) On January 9, 2007, Charles Norman, Homeland Security Network, Inc.’s (the “Company”) Chief Executive  Officer, submitted to the Company’s Board of Directors his resignation as Chief Executive Officer effective  December 30, 2006.

(c) January 10, 2007, Peter Ubaldi, the Company’s President, was appointed by the Company’s Board of Directors as  the successor to Charles Norman to serve as Chief Executive Officer of the Company and Mr. Ubaldi accepted the  appointment as Chief Executive Officer to commence on January 10, 2007. In May 2004, (amended and restated  January 2005), the Company entered into an employment agreement with Mr. Ubaldi. The agreement provides that  Mr. Ubaldi shall serve as the President of the Company to January 1, 2007. The duration of the agreement is for a  period of two years marked by the amended and restated date of January 1, 2005. At any time prior to the expiration  of the agreement, the Company and Mr. Ubaldi may mutually agree to extend the duration of employment under the  terms of the agreement for an additional period or periods.

(d) On January 10, 2007, the Company's Board of Directors resolved to combine Mr. Ubaldi’s appointment as President  and his appointment as Chief Executive Officer within the scope and confines of Mr. Ubaldi’s employment  agreement which has been amended and restated effective as of January 10, 2007. No further modifications were  made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND SECURITY NETWORK, INC.

Date: January 24, 2007	By:	/s/ Peter Ubaldi
Peter Ubaldi
President and Chief Executive Officer